PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

April 27, 2017

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/A2 of Allegro Products, Inc. of our report dated on September 30, 2016, on our audit of the financial statements of Allegro Products, Inc. as of March 31, 2016, and the related statements of operations, stockholders’ equity and cash flows from March 31, 2016 (inception) through March 31, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board